Exhibit 4.20

Credit Contract 2021-008

Contract for Loans of Working capital

Contract number:8521120230001974

Lendor: Zhejiang Wenzhou Longwan Rural Commercial Bank Co., Ltd. Gaoxin Branch

Borrower: Wenzhou City Ouhai District Yangfushan Culture Tutorial School

Article 1 Loan amount, type and purpose: The lender agrees to issue a loan of RMB 4.9 million yuan to the borrower. The loan type is a mid-term loan, and the purpose of the loan is to purchase teaching equipment (without repayment or renewal).

Article 2 Loan Term: The loan term of this contract is from January 17, 2023 to January 16, 2026.

If the actual disbursement date or maturity date is inconsistent with the above agreement, the loan receipt shall prevail.

Article 3 Loan Interest Rate: The loan interest rate under this contract shall be determined in the following manner (1). (For options that involve checking, mark a ☑  in front of the option)

(1) The loan interest rate of this contract shall be based on the latest period published on the natural day prior to the effective date of the contract ☑ 1-year or more, 5-year or more, other/LPR( ☑ Adding ☐ subtracting)90 basis point determination (LPR, meaning the loan market quotation interest rate published by the National Interbank Funding Center,1 basis point=0.01%, the same below), based on the loan receipt. During the loan term,The loan interest rate will not be adjusted.

(2) The interest rate for each loan under this contract shall be based on ☐ Effective date of contract ☐ Loan disbursement dateThe most recent issue published on the previous natural day More than ☐ 1 year period ☐ 5 year period ☐ other/LPR(☐ Adding ☐ subtracting)/       basis points determined，Please refer to the loan receipt for details.During the loan term, the interest rate of each loan shall be adjusted accordingly according to the /       method below, and the lender shall not notify the borrower separately:

① The loan interest rate for a single loan is not adjusted and does not accrue interest in segments.

② Using / (  ☐year ☐ monthes) as the interest rate repricing cycle, the adjustment date is the loan disbursement date on the corresponding day of the adjustment month,If there is no corresponding day for the adjustment of the current month, the last day of the month shall be taken as the adjustment day. The LPR of the latest term variety selected in paragraph (2) of this article, announced one natural day prior to the adjustment date, shall be used as the new pricing benchmark, with no change in the basis points.

(3) Others:

The calculation formula for the loan interest rate under this contract is: monthly interest rate = annual interest rate ÷ 12; Daily interest rate=annual interest rate ÷ 360.

Article 4 Loan Disbursement and Payment

(1) Withdrawal conditions. The borrower shall meet the following conditions for withdrawals under this contract: 1. The borrower has not violated any obligations or responsibilities under this contract; 2. The borrower’s financial condition has not undergone any adverse changes that may endanger, delay or prevent it from fulfilling its obligations and responsibilities under this contract; 3. No breach of contract has occurred under this contract; 4. The guarantee shall remain valid,and the guarantor’s guarantee ability and the collateral’s guarantee ability or value have not undergone any adverse changes to the lender; 5. The borrower has opened relevant accounts as requested by the lender; 6. Other conditions requested by the lender:

The borrower understands and accepts that the lender is subject to national policies, macroeconomic regulation Regulatory requirements and other factors may affect the suspension of borrower’s withdrawal requests.

(2) Loan disbursement. The borrower applies for withdrawal from the lender before using the funds. If the lender deems after review that the withdrawal conditions stipulated in this contract are met, transfer the loan funds to the agreed borrower’s account.

(3) Loan payment. 1. Entrusted payment. If the single payment amount of loan funds exceeds RMB 1 million, it shall be paid by the lender through entrusted payment. The lender shall provide the borrower with a payment authorization letter and corresponding payment vouchers Proof materials such as business contracts. After approval, the loan funds will be paid to the borrower’s trading partner through the borrower’s account. 2. Self payment. If the conditions for entrusted payment by the lender are not met, the borrower’s self payment method shall be adopted. The borrower shall provide the lender with transaction information related to the payment of the loan funds within 30 days after the use of the loan funds, and summarize and report the payment status of the loan funds. The lender has the right to verify whether the loan payment meets the agreed purpose through account analysis, voucher verification, on-site investigation, and other methods. 3. In the process of loan payment under this contract, if the borrower experiences a decline in credit status, weak profitability of main business, or abnormal use of loan funds, the borrower shall negotiate with the lender to supplement the loan disbursement and payment conditions, or the lender has the right to change the payment method, stop the disbursement and payment of loan funds.

Article 5 Repayment Method: The repayment method stipulated in this contract is to pay interest on a monthly (monthly, quarterly, or annual) basis. The 20th day of each month (month, quarter end month, or year-end month) is the interest settlement date, the next day is the interest payment date, and overdue interest payment is considered a breach of contract. The principal shall be repaid in a lump sum at the end of the loan term, and the interest shall be paid in full along with the principal. But if the electronic data and vouchers generated by electronic banks such as loan receipts or online banking specifically specify the repayment method for the current loan, then the repayment method for the current loan shall be agreed upon accordingly.

Article 6: The borrower undertakes that: (1) the borrower has been approved and registered by the administrative authority for industry and commerce or the competent authority in accordance with the law, and the loan matters comply with the requirements of laws and regulations; (2) The borrower and its legal representative, shareholders, senior management personnel, etc. have good credit status and no major bad records; (3) Timely provide the lender with documents and vouchers related to the disbursement, payment, and use of loan funds under this contract, and ensure that the provided materials, documents, data, and information are true, accurate, complete, legal, and valid; (4) Cooperate with the lender for payment management and accept on-site and off-site investigations by the lender; (5) If the guarantor partially or completely loses the guarantee ability, such as suspension of business, closure of business, bankruptcy, dissolution, revocation of business license, revocation, merger (acquisition or merger) or serious business losses, it is obliged to inform the lender in a timely manner and provide guarantees recognized by the lender according to the lender’s requirements;(6) All transactions between the borrower and its affiliates will be conducted in good faith, fairness, and without directly or indirectly harming the interests of the lender under this contract; (7) If the borrower has multiple debts with the lender, the lender may independently decide the order of repayment for each debt; (8) Promptly notify the lender when significant adverse events occur that affect the ability to repay debts.

Article 7 Loan Extension: If the borrower needs to extend the loan term, they shall apply in writing to the lender before the loan maturity date. After obtaining the consent of the lender and guarantor, the lender, borrower, and guarantor shall sign a loan extension repayment agreement separately. After the loan is extended, when the extension period of the loan plus the original term reaches a new interest rate term level, the interest rate will be determined based on the current interest rate level of the cumulative term.

Article 8: Any of the following circumstances shall constitute a breach of contract or risk event: (1) Failure to repay the loan principal on time, failure to pay interest on time, or failure to repay the loan principal and interest in accordance with the repayment method specially agreed upon in the loan receipt; (2) Not using the loan for the agreed purpose; (3) Failure to make loan fund payments in accordance with the agreed method; (4) Not complying with the commitments of this contract; (5) Failure to repay other due debts to the lender on schedule; (6) Failure to repay the due debts of any other financial institution or third party on time; (7) Events such as property looting; (8) Involved in significant adverse litigation; (9) Those who have been subjected to significant administrative penalties by administrative organs; (10) Stopping production or business due to poor management; (11) Concealing the financial and operational status of the enterprise or evading funds (principal); (12) Undertaking contracting, entrusted operation, custody, leasing, joint venture, merger, merger, division, transfer, shareholding reform, or reducing registered capital without the written consent of the lender; (13) Failure to notify the lender in writing one month prior to the date of change in business registration matters such as changing the company name, legal representative, shareholders, domicile or business scope; (14) Those who engage in tax evasion, bankruptcy, dissolution, being ordered to suspend business for rectification, or having their business license revoked or revoked; (15) If the guarantor dies, disappears or loses civil capacity, and the borrower is unable to provide additional qualified guarantees; (16) Any other serious impact on the ability to repay debts or loss of credit occurs.

During the validity period of this contract, if the borrower encounters any of the above (1), (2), (5), (8), (10), (12), (13), (14)，((16)) that constitutes a breach of contract or risk event, the lender has the right to take any one or more of the following measures, including but not limited to: 1. Collect penalty interest and compound interest according to regulations; 2. Stop issuing loans, announce the early maturity of loans issued under this contract, and require the borrower to immediately Repay all loans and corresponding interest, penalty interest, and compound interest; 3. Stop payment and deduct corresponding funds from the borrower and guarantor’s accounts as agreed Repayment of loan principal, interest, and expenses; 4. Require the guarantor to fulfill joint and several guarantee responsibilities; 5. Require the realization of mortgage rights; 6. Termination of this contract in advance; 7. Other legally permissible measures.

During the validity period of this contract, if the borrower encounters any of the aforementioned clauses (3), (4), (6), (7), (9), (11), or (15) that constitutes a breach of contract or a risk event, the lender has the right to request the borrower to provide new guarantees that meet the lender’s requirements for the creditor’s rights under this contract, or take other measures to ensure that the legitimate rights and interests of the lender are not infringed upon. If the borrower fails to provide new guarantees as requested by the lender, or if the measures fail to ensure that the legitimate rights and interests of the lender are not infringed upon, the lender has the right to take any one or more of the following measures, including but not limited to: 1. Calculate penalty interest and compound interest according to regulations; 2. Stop issuing loans, announce the early maturity of loans issued under this contract, and request the borrower to immediately repay all loans and corresponding interest, penalty interest, and compound interest; 3. Stop payment and deduct funds from the borrower and guarantor’s accounts as agreed to repay loan principal, interest, and expenses; 4. Require the guarantor to fulfill joint and several guarantee responsibilities; 5. Require the realization of mortgage rights; 6. early termination of this contract; 7. Other legally permissible measures.

Article 9 Loan Guarantee: The guarantee provided by the borrower shall maintain its due guarantee ability until the rights of the lender under this contract are extinguished. If the guarantee’s guarantee ability of the property decreases or loses its guarantee ability, or if the guarantor encounters any of the situations mentioned in Article 8 (4) to (16) above, the lender has the right to stop the loans that have not been disbursed under this contract and to recover the loans that have not yet matured in advance.

Article 10 Liability for Breach of Contract:

(1) Borrower’s breach of contract and its liability for breach of contract: 1. Failure to repay the loan principal (including extension) on time, from the date of overdue, penalty interest rate of 50% will be charged at the agreed interest rate. 2. Failure to pay loan interest and penalty interest on schedule, calculated at the penalty interest rate Recovery of compound interest. 3. Failure to use the loan as agreed in the contract, imposing a penalty interest of 100% on the misappropriated loan at the agreed interest rate during the misappropriation period, the interest is subject to penalty i. 4. The borrower’s early repayment of the loan must be approved by the lender; the lender has the right to repay the loan in advance in accordance with this contract, interest shall be charged to the borrower at the agreed term and interest rate, but with the consent of the lender, it may be calculated based on the interest rate and actual number of days stipulated in this contract.

(2) Default of the lender and its liability for breach: If the lender fails to provide the loan to the borrower as agreed, the default amount and overdue penalty interest shall be calculated borrower based on the interest rate and the number of days of default.

Article 11 Performance of the Contract: (1) When the lender transfers the loan to the borrower’s account, it shall be deemed that the lender has fulfilled its obligation to issue the loan.(2) The lender shall recover the principal and interest of the loan upon maturity or advance the repayment of the loan principal and interest in accordance with the agreement,The corresponding amount can be stopped and deducted directly from the borrower’s account for repayment of loan principal, interest, and expenses.

Article 12 Establishment, Effectiveness, and Termination of Contracts;

(1) This contract shall be established from the date of signature, seal or fingerprint by all parties;

And the borrower shall provide qualified guarantees for the creditor’s rights, and this contract shall come into effect from the date of the establishment and effectiveness of the guarantee contract.

(3) If within 30 days from the date of the establishment of this contract, the borrower shall provide appropriate guarantees for the lender’s creditor’s rights as agreed, and the lender shall have the right to terminate this contract.

Article 13 Other provisions: The loan interest rate under this contract shall be calculated using the simple interest method.

Article 14 Information Use: The borrower agrees that the lender shall, in accordance with the relevant regulations of the People’s Bank of China or other regulatory authorities, enter (query, disclose) the borrower’s relevant information on the personal (enterprise) credit information basic database and relevant information systems of the People’s Bank of China. When the borrower breaches this contract, the lender has the right to publicly disclose the breach information in accordance with the law, or provide relevant information to the collection agency for the purpose of collection, depending on the breach situation.

Article 15 Dispute Resolution: In case of any dispute arising from this contract, the parties shall resolve it through negotiation; If negotiation fails, either party has the right to choose the following dispute resolution method (Tick ☑  in front of the ☐):

☐ Submit the dispute to the people’s court of the lender’s domicile for resolution through litigation.

☑ Submit the dispute to the Longwan District People’s Court for resolution through litigation.

☐ Submit the dispute to the          Arbitration Commission for arbitration in accordance with the effective arbitration rules of the commission at the time of application for arbitration. The arbitration award is final and binding on all parties.

Article 16 Others:

(1) The guarantee contract corresponding to this contract is: 8521320210000435,8521320220003097, which is an integral part of this contract.

(2) The loan receipt and other vouchers and attachments are an integral part of this contract and have the same legal effect as this contract.

(3) All reasonable expenses incurred in realizing the creditor’s rights, such as notarization fees, litigation fees, and lawyer’s agency fees, shall be borne by the borrower.

(4) The lender has requested the borrower to have a comprehensive and accurate understanding of each clause of this contract, and to fully explain each clause as requested by the borrower; All terms of this contract have been fully negotiated before its conclusion; The borrower has fully understood and fully understood the meaning and corresponding legal consequences of each clause in this contract.

(5) This contract is made in duplicate, with the lender holding two copies and the borrower holding one copy, both of which have the same legal effect.

Borrower:	/s/ Wenzhou City Ouhai District Yangfushan Culture Tutorial School	lender:	/s/ Zhejiang Wenzhou Longwan Rural Commercial Bank Co., Ltd. Gaoxin Branch

Legal representative/person in charge: (signature) /s/ Weng Xueyuan		Responsible person: (signature or seal) /s/ Feng Jiheng

Signing date: January 19, 2023

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